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                     February 28, 2024

       Gabrielle Schuster
       Chief Financial Officer
       Earth Science Tech, Inc.
       8950 SW 74th CT
       Suite 101
       Miami , FL 33156

                                                        Re: Earth Science Tech,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended March 31, 2023
                                                            Filed June 20, 2023
                                                            File No. 000-55000

       Dear Gabrielle Schuster:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences